EXHIBIT 99.3

August 14, 2013 8:00 AM EST

Ocean Bio-Chem, Inc.  – Reports Second Quarter 2013
Earnings Excluding Non Cash Expenses of $691
Thousand and Diluted Earnings Per Share Excluding
Non Cash Expenses of $0.08 Per Share

FORT LAUDERDALE, FL--(Marketwired - Aug 14, 2013) - Ocean Bio-Chem, Inc. (NASDAQ: OBCI) , a leading manufacturer and distributor of appearance, performance, and maintenance products serving the marine, automotive, power sports, recreational vehicle and outdoor power equipment markets, announced today its operating results for the three and six months ended June 30, 2013.  Net income excluding non cash expenses* was approximately $691,000 for the second quarter 2013 or $0.08 per diluted share  compared to $779,000 or $0.09 per diluted share for the second quarter 2012.  For the quarter ended June 30, 2013 net income was approximately $173,000 or $0.02 per diluted share, as compared to approximately $363,000 or $0.04 per diluted share for the same period in 2012.

For the six months ended June 30, 2013, net income excluding non cash expenses* was approximately $1,257,000 or $0.14 per diluted share, compared to approximately $1,360,000 or $0.16 per diluted share for the same period in 2012.  Net income was approximately $522,000 or $0.06 per diluted share for the six month period, compared to approximately $727,000 or $0.09 per diluted share for the same period in 2012.

(000's Omitted)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
NET SALES	$8,178	$7,882	$14,490	$13,886
PRE-TAX INCOME	$255	$596	$763	$1,190
NET INCOME	$173	$363	$522	$727
NON CASH EXPENSES	$518	$416	$735	$633
NET INCOME - EXCLUDING NON CASH EXPENSES*	$691	$779	$1,257	$1,360

EPS BASIC	$0.02	$0.04	$0.06	$0.09
EPS DILUTED	$0.02	$0.04	$0.06	$0.09

EPS BASIC-excluding non cash expenses*	$0.08	$0.09	$0.15	$0.17
EPS DILUTED-excluding non cash expenses*	$0.08	$0.09	$0.14	$0.16

*Net income excluding non-cash expenses and diluted and basic earnings per share excluding non-cash expenses are non-GAAP measures of performance that management believes may be useful to investors when used as a supplement to GAAP measures of performance.

Ocean Bio-Chem, Inc. CEO Peter Dornau stated, "Our net income for the second quarter 2013 excluding non cash expenses are approximately at the same levels as last year’s second quarter.  The continued strong cash flow from our operations is also reflected in the strength of the Company’s Balance Sheet.  At June 30, 2013 the Company’s current ratio is over 5:1.  Also at June 30th, the Company did not have any outstanding amount on its revolving line of credit.  The Company also reduced long term debt by over $200,000 since the beginning of the year.

Our net sales in the second quarter increased by 3.8%.  Although not fully reflective in the overall sales results for the quarter, the Company achieved many sales successes in the 2nd quarter.  The Company  increased its’ sales to its largest customer, started to return to a more normal purchasing pattern after a inventory reduction program last year.  These sales increases were offset by lower sales to other marine customers.  The lower sales to other marine customers, was a result of reduced recreational boating in the second quarter, due to cold and inclement weather in most parts of the United States and Canada.  Although comparative marine sales were lower, it is believed the Company’s sales in the marine industry faired better than other competitors in the marine sector.

The Company’s growth strategy to expand sales beyond our core marine industry continued to be successful in the second quarter 2013.  We increased sales of Star Tron™ in new markets including the automotive, power sports and outdoor power equipment - distributors and retailers."

Mr. Dornau continued “We are continuing to invest in building consumer recognition of our brands and products with a higher level of advertising in print, radio and television, promoting both brand awareness, as well as the attributes of our products.  In the second quarter the Company also increased its’ sponsorships of various fishing tournaments.  We have already seen a favorable response by a major national automobile chain retailer to our increased marketing initiatives.  The buyer was quite impressed with the increased marketing activities and we anticipate increasing sales to this major 4,000 store automobile retail chain.  It is important to realize, the first step is to secure distribution of our products with the national retailers.  The second step is to build consumer awareness of our products to insure continued sales of our products out the door, to consumers."

Peter Dornau concluded "We are in the final stages on development of packaging of our new Performacide™ products.  We have started initial presentations to several national chain retailers.  As previously announced, we are on schedule for a first or second quarter 2014 full product launch."

Previously we had announced that our subsidiary Star brite® Inc., was recently honored at the annual meeting of the National Marine Distributors Association (NMDA) as a finalist and a top three recipient of the Supplier of the Year Award for 2013.  The Company was notified last week by the NMDA, that there was a miscount in the tabulation of votes and in fact Star brite® Inc., was voted as the # 1 Supplier in the Gold Category for overall excellence. The Company’s award by the National Marine Distributors Association (NMDA) is a testimonial to the quality of Ocean Bio Chem, Inc. products and services which we believe gives the Company an edge over competitors.

About Ocean Bio-Chem, Inc.

Ocean Bio-Chem, Inc. is principally engaged in the manufacturing, marketing and distribution of a broad line of appearance and maintenance products for boats, recreational vehicles, automobiles, power sports, outdoor power equipment and motorcycle markets under the Star brite® StarTron® and other trademarks within the United States of America and Canada. In addition, the Company produces private label formulations of many of its products for various customers and provides custom blending and packaging services for these and other products. It manufactures its products in a 300,000 s.f facility in Montgomery, Alabama, from which they are distributed across the globe.

The Company trades publicly under NASDAQ Capital Markets, Ticker Symbol: OBCI.

The Company's web sites are: www.oceanbiochem.com, www.Starbrite.com, www.Startron.com and www.nos-guard.com.

Forward-looking Statements:

Certain statements contained in this Press Release including without limitation expectations as to future sales and operating results, constitute forward-looking statements. For this purpose, any statements contained in this report that are not statements of historical fact may be deemed forward-looking statements. Without limiting the generality of the foregoing, words such as "believe," "may," "will," "expect," "anticipate," "intend," "could" including the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Factors that may affect these results include, but are not limited to, the highly competitive nature of our industry, reliance on certain key customers, changes in consumer demand for marine, recreational vehicle and automotive products, advertising and promotional efforts, exposure to market risks for changes in interest rates and in foreign exchange rates, and other factors.

Contacts:
Peter Dornau
President & CEO
pdornau@starbrite.com

954-587-6280
Jeff Barocas
Vice President & CFO
Jbarocas@starbrite.com
954-587-6280

Paul Knopick
E & E Communications
pknopick@eandecommunications.com
940-262-3584